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July 30, 1996



VIA EDGAR

Securities & Exchange Commission
450 Fifth Street NW
Washington DC  20549

Re:      SJNB Financial Corp. - Form S-8 Registration Statement (CIK 0000721161)

Dear Sir or Madam:

On behalf of SJNB Financial Corp. (the "Company") and in connection with the registration of 495,000 shares of Common Stock of the Company under the 1996 stock Option Plan, transmitted for filing with the Securities and Exchange Commission (the "Commission") through the Commission's electronic filing system "(EDGAR") is the Company's registration statement on Form S-8 (the "Registration Statement"). together with all exhibits. In accordance with Commission Rules 457(h) (1) (17 C.F.R. Section 230.457 (h) (1) and Rule 13 (c) of Regulation S-T (17 C.F.R. Section 232.13(c)), a filing fee of $2,923.06 has been wired to the Commission in connection with this filing.

By copy of this letter, three copies of the enclosed Registration are being delivered to the Nasdaq National Market.

Should you have any questions  concerning  this filing,  please  telephone me at
(408) 947-7562.

Very truly yours,





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As filed with the Securities and Exchange Commission on July 30, 1996.
                                                       Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              SJNB FINANCIAL CORP.
               (Exact name of issuer as specified in its charter)

                              California 77-0058227
                (State of other jurisdiction of (I.R.S. Employer
              incorporation or organization) Identification Number)

One North Market Street
San Jose, CA                                                             95123
(Address of Principal Executive Offices)                              (Zip Code)

                 1996 Stock Option Plan of SJNB Financial Corp.
                            (Full title of the plan)

      Eugene E. Blakeslee                                    Copy to:
 Executive Vice President and                        Gabriella Lombardi, Esq
    Chief Financial Officer                         Pillsbury Madison & Sutro
     SJNB Financial Corp.                                  P O Box 7880
    One North Market Street                           235 Montgomery Street
  San Jose, California 95109                         San Francisco, CA 94104
        (408) 947 7562                                     408-983-1000
(Name, address and phone number                    (Counsel to the Registrant)
     of agent for service)


 Calculation of Registration Fee

- -------------------------------------------------------------------------------
                           Proposed Maximum  Proposed Maximum
     Title of      Amount     Offering           Maximim
 Securities to     to be      Price Per         Aggregate           Amount of
   be Registered Registered   Share (1)       Offering Price Registration Fee(2)
- -------------------------------------------------------------------------------
Common Stock       495,000    $17.125          $8,476,875.00        $2,923.06
 No par value

(1) Estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low sales prices are reported on the Nasdaq National Market System on July 24, 1996.

(2) The registration fee has been calculated pursuant to Rule 457 (h) under the Securities Act of 1933.

The Registration Statement shall become effective upon filing in accordance with Rule 462 Under the Securities Act of 1933

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1.       Plan Information.*

Item 2.       Registrant Information and Employee Plan Annual Information.*

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference

              The  following   documents   filed  by  the  Registrant  with  the
              Securities and Exchange Commission are incorporated by reference in this Registration Statement:

              (1) The  Registrant's  Annual  Report filed on Form 10-KSB for the fiscal year ended December 31, 1995

              (2) The Registrant's  Common Stock became registered under Section
                  12 of the  Securities  Exchange  Act of 1934,  as amended (the
                  "Exchange Act"), pursuant to Exchange Act Rule 12g-3 (17 C.F.R. Section 240.12g-3). The Registrant is the successor issuer to San Jose National Bank. In lieu of incorporating a description of securities from a registration statement filed pursuant to the Exchange Act, a description setting forth the information required by Item 202 of Regulation S-B is provided in the information delivered to participants as described in
                  Part I.

              (3) All other reports filed by the Registrant with the Commission since December 31, 1995, pursuant to Section 13(a) or 15(d)of the Securities Exchange Act of 1934.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.       Description of Securities

              Not applicable.

Item 5.       Interests of Names Experts and Counsel

              Not applicable.

Item 6.       Indemnification of Directors and Officers

              Section 317 of the California Corporations Code authorized a court to award or a corporation's Board of Directors to grant, indemnity to directors, officers, employees and other agents of the corporation ("Agents") in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.'

              Article SIX of the Registrant's Articles of Incorporation, as amended, authorizes the Registrant to indemnify its agents (as such term is defined in Section 317 of the California Corporations
              Code), through bylaw provisions, agreements, votes of shareholders or disinterested directors of otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the Registrant and its shareholders. Article VI of the Registrant's Bylaws provides for mandatory indemnification of each Agent of the Registrant, except as prohibited by law, and authorizes the Registrant to provide insurance for Agents.

              The Registrant maintains a directors and officers liability insurance policy that indemnifies the Registrant's directors and officers against certain losses in connection with claims made against them for certain wrongful acts. In addition, the Registrant has entered into separate indemnification agreements with its directors and officers that require the Registrant, among other things (I) to maintain directors' and officers' and (ii) to indemnify them against certain liabilities that may arise by reason of their status or service as Agents of the Registrant to the fullest extent permitted by California law.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

              See Index to Exhibits

Item 9.       Undertakings

              (a) The undersigned registrant hereby undertakes to:

              (1) File during any period in which it offers or sells securities, a  post-effective amendment to this  Registration Statement to

                  (i) Include any prospectus required by section 10(a)(3) of the
                      Securities Act of 1933;

                  (ii)Reflect  in the  prospectus  any  facts or  events  which, individually or together, represent a fundamental change in the information in the Registration Statement; and

                  (iii)Include any additional or changed material information on the plan of distribution;

              (2) For  determining  liability  under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.
              (3) File a  post-effective  amendment to remove from  registration any of the securities that remain unsold at the end of the offering.

              (b) Insofar as indemnification  for liabilities  arising under the
                  Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

- --------------------------------------------------------------------------------
                                   Signatures
- --------------------------------------------------------------------------------

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the city of San Jose, state of California, on July 24, 1996.

                                             SJNB Financial Corp.


                                    By:      S/J.R. Kenny
                                             James R. Kenny
                                             President & Chief Executive Officer



                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James R. Kenny and Eugene E. Blakeslee, and each of them his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacity and on the dates indicated:



S/R. Akamine                    Director                           July 24, 1996
Ray S. Akamine

S/R. Archer              Chairman of the Board                     July 24, 1996
Robert A. Archer

S/R. Diridon                    Director                           July 24, 1996
Rod Diridon

S/Jack Fischer                  Director                           July 24, 1996
Jack Fischer

S/F. Gorry                      Director                           July 24, 1996
F. Jack Gorry

S/J. Kenny                     President &                         July 24, 1996
James R. Kenny                   C.E.O.

S/A. Lund                       Director                           July 24, 1996
Arthur K. Lund

S/L. Oneal                      Director                           July 24, 1996
Louis Oneal

S/D.Rubino                      Director                           July 24, 1996
Diane P. Rubino

S/D. Shen                       Director                           July 24, 1996
Douglas L. Shen

S/G. Vandeweghe                 Director                           July 24, 1996
Gary S. Vandeweghe

S/J. Weinhardt                  Director                           July 24, 1996
John W. Weinhardt

S/E. Blakeslee               Exec. Vice Pres. &                    July 24, 1996
Eugene E. Blakeslee               C.F.O.

                                INDEX TO EXHIBITS


Exhibit                                                            Sequentially
Number            Exhibit                                          Numbered Page
    5.1           Opinion regarding legality of securities              9
                  being offered.

   23.1           Consent of KPMG Peat Marwick LLP                     10
                  Independent Auditors

   23.2           Consent of Pillsbury Madison &                        9
                  Sutro LLP (included in Exhibit 5.1)

   24.1           Power of Attorney                                     5

   99.1           1996 Stock Option Plan of SJNB                      11-20
                  Financial Corp.